[RIDER FOR INVESTMENT TRUST II: Financial Industries Fund, Regional Bank Fund, Small Cap Equity Fund]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Investment Trust II including for each of its series: John Hancock Financial Industries Fund, John Hancock Regional Bank Fund and John Hancock Small Cap Equity Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Investment Trust II.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	54,745,183.57	2,002,345.39
Peter S. Burgess	54,795,739.28	1,951,789.68
William H. Cunningham	54,760,497.21	1,987,031.75
Grace K. Fey	54,825,835.30	1,921,693.66
Theron S. Hoffman	54,782,139.05	1,965,389.90
Deborah C. Jackson	54,811,686.18	1,935,842.78
Hassell H. McClellan	54,777,586.20	1,969,942.76
James M. Oates	54,797,429.66	1,950,099.30
Steven R. Pruchansky	54,779.132.96	1,968,396.00
Gregory A. Russo	54,987,161.24	1,760,367.72
Non-Independent Trustees
James R. Boyle	54,891,470.37	1,856,058.59
Craig Bromley	54,874,409.37	1,873,119.59
Warren A. Thomson	54,894,322.12	1,853,206.84